Exhibit 99.3

BOSTON BIOMEDICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	For the six months ended June 30, (Unaudited)
	2004	2003
REVENUE:
Products	$5,884	$6,662
Services	5,628	5,004

Total revenue	11,512	11,666

COSTS AND EXPENSES:
Cost of products	3,384	3,514
Cost of services	4,083	3,820
Research and development	818	821
Selling and marketing	1,393	1,590
General and administrative	2,005	2,267

Total operating costs and expenses	11,683	12,012

Operating loss	(171)	(346)
Interest expense, net	166	129
Other expense	168	—

Loss before income taxes	(505)	(475)
Provision for income taxes	—	4

Net loss	$(505)	$(479)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BOSTON BIOMEDICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the six months ended June 30, (Unaudited)
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(505)	$(479)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	299	653
Changes in operating assets and liabilities:
Accounts receivable	(327)	(218)
Inventories	752	442
Prepaid expenses and other assets	(11)	(19)
Other assets	(1,572)	(70)
Accounts payable	304	(274)
Other accrued expenses	(84)	(104)
Deferred revenue	(95)	10
Other liabilities	(166)	(131)

Net cash used in operating activities	(1,405)	(190)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for additions to property and equipment	—	(42)
Proceeds from sale of equipment		14

Net cash used in investing activities	—	(28)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	64	14
Proceeds from borrowings	846	—
Repayments of long-term debt	(42)	(61)

Net cash provided by (used in) financing activities	868	(47)

DECREASE IN CASH AND CASH EQUIVALENTS	(537)	(265)

Cash and cash equivalents, beginning of year	967	975

Cash and cash equivalents at end of period, excluding restricted cash of $33,049 at June 30, 2004 and $1,000,000 at June 30, 2003.	$430	$710

The accompanying notes are an integral part of these condensed consolidated financial statements.

BOSTON BIOMEDICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The accompanying unaudited Condensed Consolidated Statements of Operations and Cash Flows of Boston Biomedica, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2004 and 2003 are not necessarily indicative of the results that may be expected for any other period or for an entire year. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal years ended December 31, 2003 and 2002 included elsewhere herein.

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